Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6108 Fax 913 696 6116 News Release

Yellow Corporation Reports Fourth Quarter and Full Year 2021 Results

Strong Fourth Quarter Results Include Operating Income of $55.8 Million and a 95.7% Operating Ratio

OVERLAND PARK, Kan., February 2, 2022 – Yellow Corporation (NASDAQ: YELL) reported results for fourth quarter and year ended December 31, 2021.

Fourth quarter operating revenue was $1.309 billion and operating income was $55.8 million. In comparison, operating revenue in fourth quarter 2020 was $1.165 billion and operating income was $13.7 million.

Net loss for fourth quarter 2021 was $44.7 million, or $0.88 per share, compared to net loss of $18.7 million, or $0.37 per share in fourth quarter 2020. Excluding the impact of the Partial Pension Annuitization (defined below), fourth quarter 2021 net income was $10.2 million, or $0.20 per share.

During the fourth quarter 2021, the Company’s qualified non-union pension plans entered into a contract for a group annuity to transfer obligation to pay the remaining retirement benefits of approximately 3,700 plan participants to an insurance company (the “Partial Pension Annuitization”). The transfer included approximately $250 million in both plan obligations and plan assets. As a result of the Partial Pension Annuitization, the Company recorded a non-cash, non-operating settlement loss of $54.9 million, or $1.08 per share, reflecting the accelerated recognition of unamortized losses in these plans from the obligation that was settled.

On a non-GAAP basis, the Company generated Adjusted EBITDA of $115.5 million in fourth quarter 2021, a $57.6 million increase compared to $57.9 million in the prior year comparable quarter (as detailed in the reconciliation below).

Operating revenue for full year 2021 was $5.122 billion and operating income was $103.6 million. This compares to full year 2020 operating revenue of $4.514 billion and operating income of $56.5 million, which included a $45.3 million net gain on property disposals.

Full year net loss for 2021 was $109.1 million, or $2.15 per share, compared to net loss in 2020 of $53.5 million, or $1.28 per share. Excluding the impact of the Partial Pension Annuitization, full year 2021 net loss was $54.2 million, or $1.07 per share.

Full year 2021 Adjusted EBITDA was $306.0 million compared to $191.9 million in 2020 (as detailed in the reconciliation below).

“In the fourth quarter, we remained focused on the initiatives that led to improving financial performance during the year,” said Darren Hawkins, Chief Executive Officer. “We executed our yield strategy to improve profitability of the freight moving through our network. In the fourth quarter year-over-year LTL revenue per hundredweight increased 23.3% contributing to an increase in operating revenue of 12.4%. In addition, we took steps to reduce the use of purchased transportation and it was down to 14.5% of revenue in the fourth quarter. Overall, these efforts led to an operating ratio improvement of 310 basis points in the fourth quarter compared to a year ago.

“We also recently completed the conversion of our final operating company to the One Yellow technology platform, as planned and on schedule. This is a significant milestone on the multi-year journey to One Yellow and allows us to continue transforming North America’s second largest LTL network. This includes the integration of the linehaul network, to support both regional and long-haul service as well as the optimization of local pickup and delivery operations to eliminate duplicity. When completed, our customers will benefit by interacting with one company for both regional and long-haul shipments leading to improved asset utilization, enhanced network efficiencies and cost savings.

“Yellow concluded one of the largest capital expenditure plans in its history this year that included investments in tractors, trailers, technology, box trucks, containers, liftgates and other assets. The high level of reinvestment began in the fourth quarter 2020 and through the end of 2021 approximately 17% of the tractors and 9% of the trailers in the fleet have been upgraded. The newer tractors will run the highest number of miles in the fleet, fully leveraging the environmental benefits. Compared to the tractors that are being replaced, the newer units are approximately 30% more fuel efficient and that is expected to result in a corresponding reduction in CO2 emissions. We ended 2021 in a strong liquidity position and in 2022, we expect capital expenditures to be in the range of $325 million to $400 million.

“I am extremely proud of the tremendous effort the Yellow team of more than 30,000 truckers made in 2021. They remain focused on meeting the needs of our customers while making remarkable progress on the transformation to a super-regional carrier. I am excited about the opportunity ahead of us and what the momentum that we carry into 2022 means for our customers, employees and shareholders,” concluded Hawkins.

Financial Update

•
In fourth quarter 2021, the Company invested $54.7 million in capital expenditures. This compares to $99.2 million in capital expenditures in fourth quarter 2020. Full year 2021 capital expenditures were $497.6 million compared to $140.6 million in 2020.

Operational Update

•
The operating ratio for fourth quarter 2021 was 95.7 compared to 98.8 in fourth quarter 2020.
•
Including fuel surcharge, fourth quarter 2021 LTL revenue per hundredweight increased 23.3% and LTL revenue per shipment increased 20.3% compared to the same period in 2020. Excluding fuel surcharge, fourth quarter LTL revenue per hundredweight increased 16.2% and LTL revenue per shipment increased 13.4%.
•
Fourth quarter 2021 LTL tonnage per workday decreased 10% when compared to fourth quarter 2020.

Liquidity Update

•
The Company’s available liquidity, which is comprised of cash and cash equivalents and Managed Accessibility (as detailed in the supplemental information provided below) under its ABL facility, was $358.8 million as of December 31, 2021, compared to $440.2 million a year ago.
•
The Company’s outstanding debt was $1.615 billion as of December 31, 2021, an increase of $330.5 million compared to $1.284 billion as of December 31, 2020.
•
For full year 2021, cash provided by operating activities was $10.2 million compared to $122.5 million in 2020.

Key Information – Fourth quarter 2021 compared to fourth quarter 2020

	2021	2020	Percent Change(a)
Workdays	61.0	60.5
Operating revenue (in millions)	$1,308.9	$1,164.5	12.4%
Operating income (in millions)	$55.8	$13.7	307.3%
Operating ratio	95.7	98.8	3.1 pp
LTL tonnage per workday (in thousands)	36.20	40.22	(10.0)%
LTL shipments per workday (in thousands)	63.66	69.03	(7.8)%
LTL picked up revenue per hundredweight incl FSC	$26.47	$21.46	23.3%
LTL picked up revenue per hundredweight excl FSC	$22.61	$19.46	16.2%
LTL picked up revenue per shipment incl FSC	$301	$250	20.3%
LTL picked up revenue per shipment excl FSC	$257	$227	13.4%
LTL weight per shipment (in pounds)	1,137	1,165	(2.4)%
Total tonnage per workday (in thousands)	47.50	51.81	(8.3)%
Total shipments per workday (in thousands)	65.42	70.88	(7.7)%
Total picked up revenue per hundredweight incl FSC	$22.27	$18.33	21.5%
Total picked up revenue per hundredweight excl FSC	$19.15	$16.67	14.9%
Total picked up revenue per shipment incl FSC	$323	$268	20.7%
Total picked up revenue per shipment excl FSC	$278	$244	14.1%
Total weight per shipment (in pounds)	1,452	1,462	(0.7)%

Key Information – Full year 2021 compared to full year 2020

	2021	2020	Percent Change(a)
Workdays	252.0	253.0
Operating revenue (in millions)	$5,121.8	$4,513.7	13.5%
Operating income (in millions)	$103.6	$56.5	83.4%
Operating ratio	98.0	98.7	0.7 pp
LTL tonnage per workday (in thousands)	37.78	38.91	(2.9)%
LTL shipments per workday (in thousands)	66.30	67.12	(1.2)%
LTL picked up revenue per hundredweight incl FSC	$24.24	$20.82	16.4%
LTL picked up revenue per hundredweight excl FSC	$21.12	$18.78	12.5%
LTL picked up revenue per shipment incl FSC	$276	$241	14.4%
LTL picked up revenue per shipment excl FSC	$241	$218	10.5%
LTL weight per shipment (in pounds)	1,140	1,159	(1.7)%
Total tonnage per workday (in thousands)	49.31	49.76	(0.9)%
Total shipments per workday (in thousands)	68.17	68.96	(1.1)%
Total picked up revenue per hundredweight incl FSC	$20.43	$17.82	14.6%
Total picked up revenue per hundredweight excl FSC	$17.88	$16.13	10.9%
Total picked up revenue per shipment incl FSC	$296	$257	14.9%
Total picked up revenue per shipment excl FSC	$259	$233	11.2%
Total weight per shipment (in pounds)	1,447	1,443	0.3%

(a)
Percent change based on unrounded figures and not the rounded figures presented

Review of Financial Results

Yellow Corporation will host a conference call with the investment community today, Wednesday, February 2, 2022, beginning at 5:00 p.m. ET.

A live audio webcast of the conference call and presentation slides will be available on Yellow Corporation’s website www.myyellow.com. A replay of the webcast will also be available at www.myyellow.com

Non-GAAP Financial Measures

EBITDA is a non-GAAP measure that reflects the company’s earnings before interest, taxes, depreciation, and amortization expense. Adjusted EBITDA is a non-GAAP measure that reflects EBITDA, and further adjusts for letter of credit fees, equity-based compensation expense, net gains or losses on property disposals, restructuring charges, transaction costs related to issuances of debt, non-recurring consulting fees, non-cash impairment charges and the gains or losses from permitted dispositions, discontinued operations, and certain non-cash expenses, charges and losses (provided that if any of such non-cash expenses, charges or losses represents an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period will be subtracted from Adjusted EBITDA in such future period to the extent paid). Adjusted EBITDA as used herein is defined as Consolidated EBITDA in our UST Credit Agreements and Term Loan Agreement (collectively, the “TL Agreements”). EBITDA and Adjusted EBITDA are used for internal management purposes as a financial measure that reflects the company’s core operating performance. In addition, management uses Adjusted EBITDA to measure compliance with financial covenants in our TL Agreements and to determine certain incentive compensation. We believe our presentation of EBITDA and Adjusted EBITDA is useful to investors and other users as these measures represent key supplemental information our management uses to compare and evaluate our core underlying business results, particularly in light of our leverage position and the capital-intensive nature of our business. Further, EBITDA is a measure that is commonly used by other companies in our industry and provides a comparison for investors to evaluate the performance of the companies in the industry. Additionally, Adjusted EBITDA helps investors to understand how the company is tracking against our financial covenants in our TL Agreements.

EBITDA and Adjusted EBITDA have the following limitations:

•
EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or fund principal payments on our outstanding debt;

•
Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or fund principal payments on our outstanding debt, letter of credit expenses, restructuring charges, transaction costs related to debt, non-cash charges, charges or losses (subject to the conditions above), or nonrecurring consulting fees, among other items;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•
Equity-based compensation is an element of our long-term incentive compensation program for certain employees, although Adjusted EBITDA excludes employee equity-based compensation expense when presenting our ongoing operating performance for a particular period; and

•
Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, our non-GAAP measures should not be considered a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using our non-GAAP measures as secondary measures. The company has provided reconciliations of its non-GAAP measures to GAAP net income (loss) within the supplemental financial information in this release.

* * * * *

Cautionary Note on Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include those preceded by, followed by or characterized by words such as “will,” “expect,” “intend,” “anticipate,” “believe,” “could,” “should,” “may,” “project,” “forecast,” “propose,” “plan,” “designed,” “estimate,” “enable,” and similar expressions which speak only as of the date the statement was made. Forward-looking statements are inherently uncertain, are based upon current beliefs, assumptions and expectations of Company management and current market conditions, and are subject to significant business, economic, competitive, regulatory and other risks, uncertainties and contingencies, known and unknown, many of which are beyond our control. Readers are cautioned not to place undue reliance on any forward-looking statements. Our future financial condition and results could differ materially from those predicted in such forward-looking statements because of a number of business, financial and liquidity, and common stock related factors, including (without limitation) the impact of compliance with Executive Order 14042 and any Federal Occupational Safety and Health Administration requirements, each as applicable, regarding mandatory COVID-19 vaccinations and testing of non-vaccinated employees, respectively; our ability to attract and retain qualified drivers and increasing costs of driver compensation; the risk of labor disruptions or stoppages, if our relationship with our employees and unions were to deteriorate; general economic factors, including (without limitation) impacts of COVID-19 and customer demand in the retail and manufacturing sectors; the widespread outbreak of an illness or any other communicable disease, including the effects of pandemics comparable to COVID-19, or any other public health crisis, as well as regulatory measures implemented in response to such events; interruptions to our computer and information technology systems and sophisticated cyber-attacks; business risks and increasing costs associated with the transportation industry, including increasing equipment, operational and technology costs and disruption from natural disasters, and impediments to our operations and business resulting from anti-terrorism measures; competition and competitive pressure on pricing; changes in pension expense and funding obligations, subject to interest rate volatility; increasing costs relating to our self-insurance claims expenses; our ability to comply and the cost of compliance with, or liability resulting from violation of, federal, state, local and foreign laws and regulations, including (without limitation) labor laws and laws and regulations regarding the environment and climate change initiatives; the impact of claims and litigation expense to which we are or may become exposed; that we may not realize the expected benefits and costs savings from our performance and operational improvement initiatives; a significant privacy breach or IT system disruption; our dependence on key employees; our ability to finance the maintenance, acquisition and replacement of revenue equipment and other necessary capital expenditures; seasonality and the impact of weather; shortages of fuel and changes in the cost of fuel or the index upon which we base our fuel surcharge and the effectiveness of our fuel surcharge program in protecting us against fuel price volatility; risks of operating in foreign countries; our failure to comply with the covenants in the documents governing our existing and future indebtedness; our ability to generate sufficient liquidity to satisfy our indebtedness and cash interest payment obligations, lease obligations and pension funding obligations; fluctuations in the price of our common stock; dilution from future issuances of our common stock; we are not permitted to pay dividends on our common stock in the foreseeable future; that we have the ability to issue preferred stock that may adversely affect the rights of holders of our common stock; and other risks and contingencies, including (without limitation) the risk factors that are included in our reports filed with the SEC, including those described under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

* * * * *

About Yellow Corporation

Yellow Corporation has one of the largest, most comprehensive logistics and less-than-truckload (LTL) networks in North America with local, regional, national, and international capabilities. Through its teams of experienced service professionals, Yellow Corporation offers industry-leading expertise in flexible supply chain solutions, ensuring customers can ship industrial, commercial, and retail goods with confidence. Yellow Corporation, whose principal office is in Nashville, Tenn., is the holding company for a portfolio of LTL brands including Holland, New Penn, Reddaway, and YRC Freight, as well as the logistics company Yellow Logistics.

Please visit our website at www.myyellow.com for more information.

Investor Contact: Tony Carreño

913-696-6108

investor@myyellow.com

Media Contacts: Mike Kelley

913-696-6121

mike.kelley@myyellow.com

Heather Nauert

Heather.nauert@myyellow.com

CONSOLIDATED BALANCE SHEETS

Yellow Corporation and Subsidiaries

(Amounts in millions except per share data)

	December 31, 2021	December 31, 2020
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$310.7	$439.3
Restricted amounts held in escrow	4.1	38.7
Accounts receivable, net	663.7	505.0
Prepaid expenses and other	65.0	46.8
Total current assets	1,043.5	1,029.8
Property and Equipment:
Cost	3,164.6	2,795.5
Less - accumulated depreciation	(2,032.3)	(2,031.3)
Net property and equipment	1,132.3	764.2
Deferred income taxes, net	1.4	0.9
Pension	40.5	63.2
Operating lease right-of-use assets	184.8	276.0
Other assets	23.1	51.7
Total Assets	$2,425.6	$2,185.8
Liabilities and Shareholders' Deficit
Current Liabilities:
Accounts payable	$178.4	$160.7
Wages, vacations and employee benefits	252.5	214.6
Current operating lease liabilities	76.5	114.2
Other current and accrued liabilities	244.4	207.2
Current maturities of long-term debt	72.3	4.0
Total current liabilities	824.1	700.7
Other Liabilities:
Long-term debt, less current portion	1,482.2	1,221.4
Pension and postretirement	88.2	16.7
Operating lease liabilities	118.9	172.6
Claims and other liabilities	275.7	297.7
Commitments and contingencies
Shareholders' Deficit:
Cumulative preferred stock, $1 par value per share	—	—
Common stock, $0.01 par value per share	0.5	0.5
Capital surplus	2,388.3	2,383.6
Accumulated deficit	(2,475.0)	(2,365.9)
Accumulated other comprehensive loss	(184.6)	(148.8)
Treasury stock, at cost	(92.7)	(92.7)
Total shareholders' deficit	(363.5)	(223.3)
Total Liabilities and Shareholders' Deficit	$2,425.6	$2,185.8

STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)

Yellow Corporation and Subsidiaries

For the Three and Twelve Months Ended December 31

(Amounts in millions except per share data, shares in thousands)

(Unaudited)

	Three Months		Twelve Months
	2021	2020	2021	2020
Operating Revenue	$1,308.9	$1,164.5	$5,121.8	$4,513.7
Operating Expenses:
Salaries, wages and employee benefits	716.9	681.4	2,921.7	2,770.1
Fuel, operating expenses and supplies	221.5	173.0	858.1	719.1
Purchased transportation	189.6	199.5	800.2	638.8
Depreciation and amortization	37.5	32.5	143.6	134.9
Other operating expenses	88.4	64.4	293.9	239.6
(Gains) losses on property disposals, net	(0.8)	—	0.7	(45.3)
Total operating expenses	1,253.1	1,150.8	5,018.2	4,457.2
Operating Income	55.8	13.7	103.6	56.5
Nonoperating Expenses:
Interest expense	38.5	34.0	150.7	135.9
Non-union pension and postretirement benefits	60.0	(2.0)	59.3	(6.3)
Other, net	0.1	1.2	(0.4)	—
Nonoperating expenses, net	98.6	33.2	209.6	129.6
Loss before income taxes	(42.8)	(19.5)	(106.0)	(73.1)
Income tax expense (benefit)	1.9	(0.8)	3.1	(19.6)
Net loss	(44.7)	(18.7)	(109.1)	(53.5)
Other comprehensive income (loss), net of tax	(13.9)	118.0	(35.8)	220.5
Comprehensive Income (Loss)	$(58.6)	$99.3	$(144.9)	$167.0

Average Common Shares Outstanding - Basic	50,898	50,121	50,720	41,694
Average Common Shares Outstanding - Diluted	50,898	50,121	50,720	41,694

Earnings (Loss) Per Share - Basic	$(0.88)	$(0.37)	$(2.15)	$(1.28)
Earnings (Loss) Per Share - Diluted	$(0.88)	$(0.37)	$(2.15)	$(1.28)

Operating Ratio (a):	95.7%	98.8%	98.0%	98.7%

(a)
Operating ratio is calculated as (i) 100 percent (ii) minus the result of dividing operating income by operating revenue or (iii) plus the result of dividing operating loss by operating revenue, and expressed as a percentage.

STATEMENTS OF CONSOLIDATED CASH FLOWS

Yellow Corporation and Subsidiaries

For the Years Ended December 31

(Amounts in millions)

(Unaudited)

(in millions)	2021	2020
Operating Activities:
Net loss	$(109.1)	$(53.5)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation and amortization	143.6	134.9
Lease amortization and accretion expense	133.3	160.9
Lease payments	(134.4)	(135.0)
Paid-in-kind interest	9.3	42.4
Debt-related amortization	22.9	17.5
Equity-based compensation and employee benefits expense	16.1	21.8
Non-union pension settlement charges	64.7	3.6
(Gains) losses on property disposals, net	0.7	(45.3)
Deferred income taxes, net	(0.5)	(14.9)
Other noncash items, net	0.7	0.9
Changes in assets and liabilities, net:
Accounts receivable	(158.7)	(40.4)
Accounts payable	16.8	(3.6)
Other operating assets	(28.1)	(23.9)
Other operating liabilities	32.9	57.1
Net cash provided by (used in) operating activities	10.2	122.5
Investing Activities:
Acquisition of property and equipment	(497.6)	(140.6)
Proceeds from disposal of property and equipment	3.6	56.1
Net cash provided by (used in) investing activities	(494.0)	(84.5)
Financing Activities:
Issuance of long-term debt, net	325.2	374.8
Repayment of long-term debt	(3.8)	(31.4)
Debt issuance costs	(0.2)	(12.0)
Payments for tax withheld on equity-based compensation	(0.6)	(0.6)
Net cash provided by (used in) financing activities	320.6	330.8
Net Increase (Decrease) In Cash and Cash Equivalents and Restricted Amounts Held in Escrow	(163.2)	368.8
Cash and Cash Equivalents and Restricted Amounts Held in Escrow, Beginning of Year	478.0	109.2
Cash and Cash Equivalents and Restricted Amounts Held in Escrow, End of Year	$314.8	$478.0

Supplemental Cash Flow Information:
Interest paid	$(116.8)	$(67.6)

SUPPLEMENTAL FINANCIAL INFORMATION

Yellow Corporation and Subsidiaries

(Amounts in millions)

(Unaudited)

SUPPLEMENTAL INFORMATION: Total Debt

As of December 31, 2021	Par Value	Discount	Commitment Fee	Debt Issue Costs	Book Value
UST Loan Tranche A	$311.4	—	$(12.9)	$(3.4)	$295.1
UST Loan Tranche B	400.0	—	(17.3)	(4.5)	378.2
Term Loan	612.5	(15.0)	—	(6.6)	590.9
ABL Facility	—	—	—	—	—
Secured Second A&R CDA	24.1	—	—	—	24.1
Unsecured Second A&R CDA	42.5	—	—	(0.1)	42.4
Lease financing obligations	224.0	—	—	(0.2)	223.8
Total debt	$1,614.5	$(15.0)	$(30.2)	$(14.8)	$1,554.5

As of December 31, 2020	Par Value	Discount	Commitment Fee	Debt Issue Costs	Book Value
UST Loan Tranche A	$302.3	—	$(17.7)	$(4.6)	$280.0
UST Loan Tranche B	74.8	—	(4.4)	(1.2)	69.2
Term Loan	613.0	(21.0)	—	(9.3)	582.7
ABL Facility	—	—	—	—	—
Secured Second A&R CDA	24.1	—	—	(0.1)	24.0
Unsecured Second A&R CDA	43.9	—	—	(0.1)	43.8
Lease financing obligations	225.9	—	—	(0.2)	225.7
Total debt	$1,284.0	$(21.0)	$(22.1)	$(15.5)	$1,225.4

SUPPLEMENTAL INFORMATION: Liquidity

	December 31, 2021	December 31, 2020
Cash and cash equivalents	$310.7	$439.3
Less: amounts placed into restricted cash subsequent to year-end	—	(3.1)
Managed Accessibility (a)	48.1	4.0
Total Cash and cash equivalents and Managed Accessibility	$358.8	$440.2

(a)
Managed Accessibility represents the maximum amount we would access on the ABL Facility and is adjusted for eligible receivables plus eligible borrowing base cash measured for the applicable period. Based on the eligible receivable’s management uses to measure availability, which is 10% of the borrowing line, the credit agreement governing the ABL Facility permits adjustments from eligible borrowing base cash to restricted cash prior to the compliance measurement date which is 15 days from the period close.

SUPPLEMENTAL FINANCIAL INFORMATION

Yellow Corporation and Subsidiaries

For the Three and Twelve Months Ended December 31

(Amounts in millions)

(Unaudited)

	Three Months		Twelve Months
	2021	2020	2021	2020
Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(44.7)	$(18.7)	$(109.1)	$(53.5)
Interest expense, net	38.5	33.8	150.4	135.6
Income tax expense (benefit)	1.9	(0.8)	3.1	(19.6)
Depreciation and amortization	37.5	32.5	143.6	134.9
EBITDA	33.2	46.8	188.0	197.4
Adjustments for TL Agreements:
(Gains) losses on property disposals, net	(0.8)	—	0.7	(45.3)
Non-cash reserve changes(a)	11.4	(0.1)	11.6	2.9
Letter of credit expense	2.2	2.1	8.5	7.3
Permitted dispositions and other	—	(0.2)	0.8	0.3
Equity-based compensation expense	0.9	0.4	4.4	4.7
Non-union pension settlement charges	61.3	1.7	64.7	3.6
Other, net	0.3	2.0	3.0	3.5
Expense amounts subject to 10% threshold(b):
COVID-19	—	—	—	3.9
Other, net	4.7	8.5	24.3	17.3
Adjusted EBITDA prior to 10% threshold	113.2	61.2	306.0	195.6
Adjustments pursuant to TTM calculation(b)	2.3	(3.3)	-	(3.7)
Adjusted EBITDA	$115.5	$57.9	$306.0	$191.9

(a)
Non-cash reserve changes reflect the net non-cash reserve charge for union and non-union vacation, with such non-cash reserve adjustment to be reduced by cash charges in a future period when paid.
(b)
Pursuant to the TL Agreements, Adjusted EBITDA limits certain adjustments in aggregate to 10% of the trailing-twelve-month ("TTM") Adjusted EBITDA, prior to the inclusion of amounts subject to the 10% threshold, for each period ending. Such adjustments include, but are not limited to, restructuring charges, integration costs, severance, and non-recurring charges. The limitation calculation is updated quarterly based on TTM Adjusted EBITDA, and any necessary adjustment resulting from this limitation, if applicable, will be presented here. The sum of the quarters may not necessarily equal TTM Adjusted EBITDA due to the expiration of adjustments from prior periods.

Yellow Corporation and Subsidiaries

Statistics

Quarterly Comparison

	4Q21	4Q20	3Q21	Y/Y % (a)	Sequential % (a)
Workdays	61.0	60.5	63.5

LTL picked up revenue (in millions)	$1,168.9	$1,044.6	$1,167.0	11.9	0.2
LTL tonnage (in thousands)	2,208	2,434	2,323	(9.3)	(4.9)
LTL tonnage per workday (in thousands)	36.20	40.22	36.58	(10.0)	(1.0)
LTL shipments (in thousands)	3,884	4,176	4,141	(7.0)	(6.2)
LTL shipments per workday (in thousands)	63.66	69.03	65.22	(7.8)	(2.4)
LTL picked up revenue/cwt.	$26.47	$21.46	$25.12	23.3	5.4
LTL picked up revenue/cwt. (excl. FSC)	$22.61	$19.46	$21.84	16.2	3.5
LTL picked up revenue/shipment	$301	$250	$282	20.3	6.8
LTL picked up revenue/shipment (excl. FSC)	$257	$227	$245	13.4	5.0
LTL weight/shipment (in pounds)	1,137	1,165	1,122	(2.4)	1.4

Total picked up revenue (in millions)(b)	$1,290.6	$1,148.8	$1,283.2	12.3	0.6
Total tonnage (in thousands)	2,897	3,134	3,045	(7.6)	(4.9)
Total tonnage per workday (in thousands)	47.50	51.81	47.96	(8.3)	(1.0)
Total shipments (in thousands)	3,991	4,289	4,257	(6.9)	(6.3)
Total shipments per workday (in thousands)	65.42	70.88	67.05	(7.7)	(2.4)
Total picked up revenue/cwt.	$22.27	$18.33	$21.07	21.5	5.7
Total picked up revenue/cwt. (excl. FSC)	$19.15	$16.67	$18.40	14.9	4.1
Total picked up revenue/shipment	$323	$268	$301	20.7	7.3
Total picked up revenue/shipment (excl. FSC)	$278	$244	$263	14.1	5.6
Total weight/shipment (in pounds)	1,452	1,462	1,431	(0.7)	1.5

(b) Reconciliation of operating revenue to total picked up revenue (in millions):
Operating revenue	$1,308.9	$1,164.5	$1,301.4
Change in revenue deferral and other	(18.3)	(15.7)	(18.2)
Total picked up revenue	$1,290.6	$1,148.8	$1,283.2

(a)
Percent change based on unrounded figures and not the rounded figures presented.
(b)
Does not equal financial statement revenue due to revenue recognition adjustments between accounting periods and the impact of other revenue.

Yellow Corporation and Subsidiaries

Statistics

YTD Comparison

	2021	2020	Y/Y % (a)
Workdays	252.0	253.0

LTL picked up revenue (in millions)	$4,615.2	$4,100.1	12.6
LTL tonnage (in thousands)	9,520	9,845	(3.3)
LTL tonnage per workday (in thousands)	37.78	38.91	(2.9)
LTL shipments (in thousands)	16,707	16,982	(1.6)
LTL shipments per workday (in thousands)	66.30	67.12	(1.2)
LTL picked up revenue/cwt.	$24.24	$20.82	16.4
LTL picked up revenue/cwt. (excl. FSC)	$21.12	$18.78	12.5
LTL picked up revenue/shipment	$276	$241	14.4
LTL picked up revenue/shipment (excl. FSC)	$241	$218	10.5
LTL weight/shipment (in pounds)	1,140	1,159	(1.7)

Total picked up revenue (in millions)(b)	$5,077.7	$4,487.7	13.1
Total tonnage (in thousands)	12,427	12,589	(1.3)
Total tonnage per workday (in thousands)	49.31	49.76	(0.9)
Total shipments (in thousands)	17,178	17,446	(1.5)
Total shipments per workday (in thousands)	68.17	68.96	(1.1)
Total picked up revenue/cwt.	$20.43	$17.82	14.6
Total picked up revenue/cwt. (excl. FSC)	$17.88	$16.13	10.9
Total picked up revenue/shipment	$296	$257	14.9
Total picked up revenue/shipment (excl. FSC)	$259	$233	11.2
Total weight/shipment (in pounds)	1,447	1,443	0.3

(b) Reconciliation of operating revenue to total picked up revenue (in millions):
Operating revenue	$5,121.8	$4,513.7
Change in revenue deferral and other	(44.1)	(26.0)
Total picked up revenue	$5,077.7	$4,487.7

(a)
Percent change based on unrounded figures and not the rounded figures presented.
(b)
Does not equal financial statement revenue due to revenue recognition adjustments between accounting periods and the impact of other revenue.